Exhibit 10.1

Employment Agreement

Agreement effective March 10, 2003, between MapInfo Corporation, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and WAYNE MCDOUGALL, ("McDougall").

1.     EMPLOYMENT AND TERM

1.1          Upon execution of this Employment Agreement (the "Agreement"), it is hereby acknowledged that this agreement and any exhibits hereto, constitute the entire understanding between the parties, and all previously executed employment agreements, together with any addendums previously executed by both parties, are hereby null and void. No waiver or modification of the terms hereof shall be valid unless in writing and signed by both parties and only to the extent therein set forth.

1.2          MapInfo agrees to continue employment of McDougall, and he agrees to serve as MapInfo's Vice President and Corporate Controller.

1.3          McDougall shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible and will be responsible for the overall MapInfo financial management, as well as the growth of the business, subject to the control, discretion and approval of the Chief Executive Officer. In the performance of his duties, he shall make his office in the U.S. headquarters of MapInfo.

1.4          Term. The term of this Agreement shall begin on March 10, 2003, and continue until March 10, 2006, unless terminated by MapInfo at any time for "Cause" in accordance with any of the following definitions for the purpose of this Agreement, or inability to perform as set forth in Section 5 below.

2.     COMPENSATION AND BENEFITS

2.1          The Company shall pay to McDougall a salary of not less than $140,000 per annum, in accordance with the standard payroll practices of the Company. On October 1, 2003, and each October 1st thereafter during the term of this agreement, McDougall's base salary may increase based on performance and merit. McDougall shall receive 20,000 stock options commencing upon execution of this agreement.

2.2          The Company shall reimburse McDougall for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of MapInfo.

2.3          At the expiration of this Agreement, should either the Company or McDougall decide not to renew, McDougall shall receive six (6) months of his then current full base salary. Receipt of this severance payment shall be contingent upon McDougall's execution of a Reasonable General Release of the Company, which is prepared by the Company.

2.4          McDougall shall be entitled to participate on the same basis, subject to the same qualifications, as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect with respect to other employees of the Company, in accordance with the written terms of said plans which shall be controlling.

2.5          While he is employed, McDougall will be eligible to earn incentive compensation in accordance with the MapInfo Incentive Compensation Program (hereafter, "MICP") based on the Company's and McDougall's performance during each fiscal year as follows:

2.5.1     An additional $30,000 may be earned, payable quarterly, for achieving targeted Company objectives and additional compensation will be earned for achieving above targeted objectives as outlined each fiscal year in McDougall's approved MEICP. Such payments are payable forty-five (45) days after the end of the fiscal year; and

2.5.2     McDougall's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Company.

3.     INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION

McDougall hereby agrees to execute the most recent Employee Intellectual Property, Confidential Information and Non-Competition Agreement which is attached hereto.

4.     IRREPARABLE INJURY

4.1        Both parties hereto recognize that the services to be rendered by McDougall during the term of his employment are special, unique and of extraordinary character, and McDougall acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

4.2        In the event of a breach or threatened breach by McDougall of the provisions of said Section 3, MapInfo shall be entitled to an injunction restraining McDougall from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not McDougall is then employed by, or an officer, director, or owner thereof.

4.3        Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from McDougall.

5.     EARLY TERMINATION

Definititions for purposes of this Agreement:

"Cause" shall be defined and limited to (i) the willful and continued failure by McDougall to substantially perform his duties hereunder (other than any such failure resulting from McDougall's incapacity due to physical or mental illness), or (ii) conviction for any crime other than simple offenses or traffic offenses; (iii) breach of McDougall's fiduciary responsibilities to the Company; (iv) conduct reflecting moral turpitude; (v) commission of fraud or gross misconduct in McDougall's dealings with or on behalf of the Company; (vi) breach of any duty of confidentiality owed the Company.

"Change in Control of the Company" shall mean an acquisition (directly or indirectly)

resulting in more than 50% of the Company's voting stock or assets being acquired by one or more entities that thereby gain management control of the Company. This section shall govern in case of any conflict between the wording of this Agreement and the wording of the plan under which any options were granted to McDougall.

"Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after McDougall has given written notice of such noncompliance to the Company.

"Notice of Termination" shall mean a written notice to the other party that McDougall is terminating or to be terminated for one of the reasons set forth in this Agreement.

5.1         McDougall's employment hereunder may be terminated prior to the Contract Expiration Date under any one of the following circumstances:

5.1.1     the death of McDougall;

5.1.2     a mental, physical or other disability or condition of McDougall which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;

5.1.3     by McDougall for either (i) Good Reason or (ii) a Change in Control of the Company;

5.1.4     by the Company for Cause.

5.2         Any termination of McDougall's employment by the Company or by McDougall shall be communicated by written Notice of Termination to the other party hereto.

5.3         "Date of Termination" shall mean:

5.3.1     if McDougall's employment is terminated by his death, the date of his death;

5.3.2     if McDougall's employment is terminated by reason of the event specified in subsection 5.1.2. above, sixty (60) days after Notice of Termination is given (provided that McDougall shall not have returned to the performance of his duties on a full-time basis during such sixty-day (60) period;

5.3.3     if McDougall's employment is terminated for Cause pursuant to subsection 5.1.4. above, the date the Notice of Termination is given or later, if so specified in such Notice of Termination; and

5.3.4     if McDougall's employment is terminated for any other reason, the date on which a Notice of Termination is given.

5.4         If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award or by a final judgment, order or decree of a court of competent jurisdiction.

6.     COMPENSATION UPON EARLY TERMINATION OR DISABILITY

6.1         During any period that McDougall fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), McDougall shall continue to receive his full base salary at the rate then in effect for such period until his employment is terminated pursuant to 5.1.2 above, provided that payments so made to McDougall during the disability period shall be reduced by the sum of the amounts, if any, payable to McDougall at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

6.2         If McDougall's employment is terminated by his death, the Company shall have no further payment obligations to McDougall other than those arising from his employment prior to his death.

6.3         If McDougall's employment shall be terminated for Cause, the Company shall pay McDougall his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.5.1 through the Date of Termination. Thereafter, the Company shall have no further obligations to McDougall under this Agreement.

6.4         If McDougall shall terminate his employment by resigning, the Company shall pay McDougall his full base salary for six months from the Date of Termination at the rate in effect when the Notice of Termination is given. Receipt of this severance payment shall be contingent upon McDougall's execution of a Reasonable General Release of the Company, which is prepared by the Company.

6.5         If McDougall's employment shall be terminated by MapInfo for reasons other than those specified in Sections 5.1.2, 5.1.3 or 5.1.4 above, then:

6.5.1   McDougall would receive twelve (12) months of his annual base salary and target incentive compensation for one year; and

6.5.2   The Company shall continue McDougall's health and dental insurance coverage for twelve (12) months following the Date of Termination on the same terms as provided to other MapInfo employees.

6.5.3   Provision of the above severance payments and benefits shall be contingent upon McDougall's execution of a Reasonable General Release of the Company, which is prepared by the Company.

6.6         Upon any change in control of the Company, where McDougall is not the surviving Vice President and Controller, or is offered a position not acceptable to him, then, at his option, his employment shall terminate upon such change in control, and:

6.6.1     McDougall shall either:

(1) continue to receive his full base salary plus his incentive earnings target (as outlined in sections 2.5.1 above) for the remaining period in his contract (but, in no case, less than one year); or

(2) opt to receive a lump-sum payment equivalent to his highest one-year (of the immediate past three-year period) full base salary, while employed by MapInfo, plus actual incentive earnings,

both payable by the company; and

6.6.2   the controlling company shall continue McDougall's health and dental insurance coverage for the applicable period stated in section 6.6.1 on the same terms as provided to other company employees.

6.6.3   provision of the above severance payments and benefits shall be contingent upon McDougall's execution of a Reasonable General Release of the controlling company, which is prepared by the controlling company.

6.7         Upon any change in control of the Company, all unexpired and unvested options of McDougall to purchase common stock of the company shall immediately vest as of the date of such change in control, for such period of time and upon such terms as are provided in the plan under which the options were granted.

7.     NOTICES

All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth in the records of the company. Notices to MapInfo shall be addressed to the attention of the Chairman of MapInfo Corporation, with a copy to the President and CEO of MapInfo Corporation.

8.     SUCCESSORS

8.1         Under this Agreement, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the Company's business and/or assets, will be required to expressly assume and agree to comply with this Agreement in the same manner and to the same extent that the Company would be required to comply as if no such succession had taken place. Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at McDougall's option to treat it as such, be a breach of this Agreement, except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2         This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 8, this Agreement may not be assigned by either of the parties hereto. If McDougall should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to McDougall's designee or, if there be no such designee, to McDougall's estate.

9.     ARBITRATION

9.1         Except as otherwise provided in Section 4 above, any dispute or claim relating to or arising out of employment with the Company, whether based on contract, tort or otherwise, but not including statutory claims, shall be subject to final and binding arbitration in the State of New York in accordance with the applicable commercial arbitration rules of the American Arbitration Association in effect at the time the claim or dispute arose.

9.2         The arbitrator shall have jurisdiction to determine any such claim, and may grant any relief authorized by law. Their binding decision is based on, and supported by, written findings of fact and conclusions of law.

9.3         Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if arbitration is not initiated within twelve (12) months of the date the claim or dispute first arose.

10.     GOVERNING LAW AND FORUM

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof, and the parties herein consent to the exclusive jurisdiction of the New York State Supreme Court, County of Rensselaer, or the United States District Court for the Northern District of New York, as may be applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

MAPINFO CORPORATION
/s/Wayne McDougall Wayne McDougall VP and Corporate Controller	/s/ Mark Cattini BY: Mark Cattini Chief Executive Officer